Exhibit 99.1

FOR IMMEDIATE RELEASE

Cars.com and McClatchy Accelerate Affiliate Market Transition

Agreement Brings Dealers in All McClatchy Markets into Cars.com’s Direct Sales Channel

CHICAGO, IL and SACRAMENTO, Calif., Jan. 4, 2018 – Cars.com Inc. (NYSE: CARS), a leading online automotive marketplace, and McClatchy (NYSE American: MNI), a news media company, today announced an agreement to convert the remaining 17 affiliate markets into the Cars.com direct sales channel prior to the October 2019 affiliate agreement expiration date. The agreement follows an earlier November 2017 initial accord to convert five markets.

The new agreement includes marketing support payments through 2019 reflecting a continuing relationship between Cars.com and McClatchy, a smooth transition and an opportunity to immediately introduce digital advertising solutions for the benefit of dealer customers. McClatchy also will continue to partner with Cars.com, promoting Cars.com in its markets while also acting as a premier digital marketing partner for other digital solutions through its excelerate™ Auto brand.

“We are pleased to accelerate the conversion of these markets into our direct sales channel so that we can work directly with the dealers in each market to provide more value and give Cars.com a new platform to increase market share,” said Alex Vetter, Cars.com President and Chief Executive Officer. “Our experienced sales team will be on the ground, deepening relationships with local retailers to help them optimize their businesses with the full breadth of Cars.com’s innovative solutions. As we continue to execute on our plan to increase revenue, profitability and enhance value for all shareholders, pursuing accelerated transitions with the remaining affiliates is a top priority.”

“We’re delighted that Cars.com can continue to grow its business with our local dealers through its direct sales force while the McClatchy sales team can focus on and grow our suite of automotive products and services through our excelerate™ brand,” said Craig Forman, McClatchy’s President and Chief Executive Officer.

The transitions will occur throughout 2018 and include markets in Fort Worth, Texas; Charlotte, N.C.; Fresno, Sacramento and Modesto, Calif.; Kansas City, Mo.; Miami and Bradenton, Fla.; Lexington, Ky; Boise, Idaho; Columbus and Macon, Ga.; Columbia, S.C.; and Belleville, Ill. As previously announced in November 2017, Cars.com has already commenced the conversion of Raleigh, N.C.; Tacoma, Bellingham, and Olympia, Wash.; and Myrtle Beach, S.C.

Benefit to Revenue Beginning in 2018 – Cars.com Inc.

As a result of the absence of amortization and phasing of increased direct sales revenue, the early transition is expected to increase 2018 revenue by approximately 1 percent (2 percent excluding the impact of the reduction in revenue amortization), with full uplift expected to be realized by the end of 2019. In 2016, McClatchy represented $33 million, or 20 percent, of the company’s wholesale revenue, including $8 million of unfavorable contracts liability amortization, described below.

Sales Strategy in Phased Transition Period

The transition will occur in three phases on or before April 1, July 1, and October 1, 2018. In advance of each phase, Cars.com will dedicate new sales team members to serve these markets and build relationships with dealers in these geographies. Dealer customers located within the McClatchy markets will benefit from the dedicated and specialized Cars.com salesforce and access to the full suite of Cars.com product offerings in addition to other digital solutions offered by McClatchy.

Background on Affiliate Relationships

The affiliates are the former owners of Cars.com. In 2016, $170 million, or 27 percent, of Cars.com’s revenue was generated through the wholesale channel, where the Cars.com products were sold by affiliate sales teams under six affiliate agreements covering nearly 100 markets. The affiliates have the exclusive right to sell and price Cars.com’s products and services in their local territories, paying Cars.com a wholesale rate for each Cars.com product sold. Under these agreements, Cars.com charges the affiliates 60 percent of the corresponding Cars.com retail rate for products sold to affiliate dealers. Four of the affiliate agreements expire in the fourth quarter of 2019 and two expire in June 2020. Related to these agreements is an unfavorable contracts liability on Cars.com’s balance sheet, which is currently being amortized into revenue in an annual amount of $25 million until October 1, 2019. The Company continues to explore potential additional early transitions with the remaining affiliates.

About Cars.com

Cars.com™ is a leading two-sided digital automotive marketplace that creates meaningful connections between buyers and sellers. Launched in 1998 and headquartered in Chicago, the company empowers consumers with resources and information to make informed buying decisions around The 4Ps of Automotive Marketing™: Product, Price, Place and Person, by connecting advertising partners with in-market car shoppers and providing data-driven intelligence to increase inventory turn and gain market share. A pioneer in online automotive classifieds, the company has evolved into one of the largest digital automotive platforms, connecting thousands of local dealers across the country with millions of consumers. Through trusted expert content, on-the-lot mobile features and intelligence, millions of new and used vehicle listings, a comprehensive set of pricing and research tools, and the largest database of consumer reviews in the industry, Cars.com is transforming the car shopping experience.

Cars.com properties include DealerRater®, Auto.com™, PickupTrucks.com® and NewCars.com®. For more information, visit www.Cars.com.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI.

[Source: Cars.com Inc]

# # #

Cars.com Media Contact:	McClatchy Media Contact:
Christine Spinelli	Jeanne Segal
312-508-6727	202-383-6085
cspinelli@cars.com	jsegal@mcclatchy.com

Cars.com Investor Contact:	McClatchy Investor Contact:
Jandy Tomy	Stephanie Zarate
312-601-5115	916-321-1931
ir@cars.com	szarate@mcclatchy.com